EXHIBIT 24
                                                                      ----------



                              CONFIRMING STATEMENT

         This Confirming Statement confirms that the undersigned, Ronald S. Staffieri, has authorized and designated each of Jodi L. Taylor, Donna Henderson and the Section 16 Compliance Officer (collectively the "Authorized Parties") designated from time to time by Harold's Stores, Inc. (the "Company"), signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of the Company. The authority of each of the Authorized Parties under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the Authorized Parties are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

         Executed this 16th day of October, 2006.


                                                     /s/ Ronald S. Staffieri
                                                     ---------------------------
                                                     Ronald S. Staffieri